Exhibit 99.3
Dear Far West Bank Employees:
It is again my pleasure to share with you that AmericanWest Bank and Far West Bank have agreed to merge.
I recognize and honor your heritage of principles including outstanding customer service, an unwavering commitment to community and I value the important contributions each of you make everyday.
These values mirror our own and provide the cornerstone of the AmericanWest Bank brand. Together, I look forward to building on these shared standards as we grow the organization and continue our commitment to be an employer of choice and premier relationship bank.
Answering your questions about this transition is my top priority. Rest assured we are firmly committed to honoring the valuable relationships we have with each employee, especially during times of change.
As we get to know each other better, you will come to know that communication is extremely important to all of us at AmericanWest Bank. In the next few weeks, we will visit with each of you to become better acquainted and answer your questions. Through open communication, we’ll build a bridge between the two organizations.
I am truly excited about this partnership. While I have worked at both large and small banks, my fondest memories are of the years I have spent in community banking. It’s an honor to be bringing these two outstanding organizations together.
I sincerely value the ongoing commitment, support and dedication that you bring to Far West Bank, to your customers and to each other every day. Your hard work has created the foundation for this exciting merger between two exceptional community banks.
Sincerely,
/s/ Robert M. Daugherty
Robert M. Daugherty
President and CEO
AmericanWest Bank